Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
July 28, 2020	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Second Quarter 2020 Earnings; Targets Total Annualized Cost Savings and Synergies of $100+ Million by End of 2021

Second Quarter Highlights

•	Second quarter 2020 net loss of $59 million compared to net income of $118 million in the prior year period; second quarter 2020 loss per share of $0.28 compared to diluted earnings per share of $0.47 in the prior year period.

•	Second quarter 2020 adjusted net loss of $30 million compared to adjusted net income of $108 million in the prior year period; second quarter 2020 adjusted loss per share of $0.14 compared to diluted earnings per share of $0.47 in the prior year period.

•	Second quarter 2020 adjusted EBITDA of $54 million compared to $245 million in the prior year period.

•	Second quarter 2020 net cash provided by operating activities was $85 million. Free cash flow from continuing operations was $30 million for the second quarter 2020 and adjusted free cash flow from continuing operations was $38 million.

•	Balance sheet remains strong with a net leverage of 1.5x and total liquidity is approximately $2.6 billion.

•	The CVC Thermoset Specialties acquisition closed on May 18, 2020. The integration remains on track and the Company expects to achieve the targeted annualized synergies of approximately $15 million by the end of 2021.

•	Including approximately $35 million of synergies relating to recent acquisitions, annualized savings in excess of $100 million are targeted by the end of 2021.

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2020	2019	2020	2019
Revenues	$1,247	$1,784	$2,840	$3,453

Net (loss) income	$(59)	$118	$649	$249
Adjusted net (loss) income(1)	$(30)	$108	$35	$193

Diluted (loss) income per share	$(0.28)	$0.47	$2.90	$0.98
Adjusted diluted (loss) income per share(1)	$(0.14)	$0.47	$0.16	$0.83

Adjusted EBITDA(1)	$54	$245	$219	$449

Net cash provided by operating activities from continuing operations	$85	$217	$45	$177
Free cash flow from continuing operations(2)	$30	$160	$(71)	$59
Adjusted free cash flow from continuing operations(6)	$38	$160	$(61)	$59

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported second quarter 2020 results with revenues of $1,247 million, net loss of $59 million, adjusted net loss of $30 million and adjusted EBITDA of $54 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“We were fortunate to have been more prepared than ever as we entered the second quarter in an unprecedented global economic crisis, with little to no visibility.  With our transformed balance sheet, there was no need to access capital markets and we completed the quarter with $2.6 billion of overall liquidity and generated positive free cash flow.  We remain focused on what we can control and have accelerated and improved integration plans for our recent acquisitions, CVC Thermoset Specialties and Icynene-Lapolla.  The total annualized targeted synergies for these acquisitions, to be achieved by the end of 2021, is now $35 million.  Including these synergies, we have plans to achieve in excess of $100 million of targeted annualized savings by year end 2021. While the ongoing related global effects of COVID-19 remain uncertain and visibility continues to be poor, we see improving trends within most of our major markets and are optimistic that the worst of this economic slowdown is behind us.”

Segment Analysis for 2Q20 Compared to 2Q19

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended June 30, 2020 compared to the same period of 2019 was due to lower MDI average selling prices and lower overall polyurethanes sales volumes. MDI average selling prices decreased across most major markets in relation to the global economic slowdown resulting from the COVID-19 pandemic. Overall polyurethanes sales volumes decreased in primarily relation to the global economic slowdown and the resulting decrease in demand across most major markets, partially offset by growth in China during the second quarter of 2020 and additional sales volumes in connection with the Icynene-Lapolla acquisition. The decrease in segment adjusted EBITDA was primarily due to lower component and polymeric systems margins largely driven by lower MDI pricing and lower polyurethanes sales volumes.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended June 30, 2020 compared to the same period of 2019 was due to lower average selling prices and lower sales volumes. Average selling prices decreased primarily in response to lower raw material costs. Sales volumes decreased primarily in relation to the global economic slowdown. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, partially offset by higher margins in our performance amines business and lower fixed costs.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended June 30, 2020 compared to the same period in 2019 was due to lower sales volumes while overall average selling prices remained unchanged. Sales volumes decreased significantly across all markets and regions, except in our global power market, in primarily relation to the global economic slowdown and customer destocking. Average selling prices increased in local currencies, offset by the impact of a stronger U.S. dollar against major international currencies. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes, partially offset by lower fixed costs.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended June 30, 2020 compared to the same period of 2019 was due to lower sales volumes and sales mix changes. Sales volumes decreased primarily due to significantly weaker demand in relation to the global economic slowdown. Average selling prices in local currencies increased mainly due to geographical mix change, offset by the impact of a stronger U.S. dollar against major international currencies. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes and lower capitalization of indirect costs because of reduced production, partially offset by lower raw material costs and lower fixed costs.

Corporate, LIFO and other

For the three months ended June 30, 2020, adjusted EBITDA from Corporate and other for Huntsman Corporation increased by $4 million to a loss of $32 million from a loss of $36 million for the same period of 2019.

Liquidity and Capital Resources

During the three months ended June 30, 2020, our adjusted free cash flow from continuing operations was $38 million as compared to $160 million in the prior year period. As of June 30, 2020, we had $2.6 billion of combined cash and unused borrowing capacity.

During the three months ended June 30, 2020, we spent $55 million on capital expenditures as compared to $57 million in the same period of 2019. For 2020 we expect to spend between approximately $225 million and $235 million on capital expenditures.

On May 18, 2020 we completed our acquisition of CVC Thermoset Specialties and paid approximately $300 million from available cash. In the second half of 2020, we expect to pay from available cash approximately $365 million in taxes related to the sale of our Chemical Intermediates and Surfactants businesses which was completed on January 3, 2020.

As of the end of the second quarter 2020, we have approximately $420 million remaining on our existing $1 billion multiyear share repurchase program. Our share repurchase program remains suspended.

Income Taxes

In the second quarter 2020, our adjusted effective tax rate was 18%. For 2020, our adjusted effective tax rate is expected to be approximately 20%. We expect our forward adjusted effective tax rate will be approximately 22% - 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2020 financial results on Tuesday, July 28, 2020 at 10:00 a.m. ET.

Webcast link: https://78449.themediaframe.com/dataconf/productusers/hun/mediaframe/38928/indexl.html

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, ir.huntsman.com. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the third quarter 2020 a member of management is expected to present at:

Jefferies Virtual Global Industrials Conference on August 5, 2020

Seaport Global Virtual Summer Conference on August 26, 2020

UBS Virtual Global Chemicals Conference on September 9, 2020

RBC Capital Markets Global Industrials Virtual Conference on September 15, 2020

A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 – Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2020	2019	2020	2019
Revenues	$1,247	$1,784	$2,840	$3,453
Cost of goods sold	1,085	1,411	2,381	2,721
Gross profit	162	373	459	732
Operating expenses	212	221	452	464
Restructuring, impairment and plant closing costs	19	-	22	1
Operating (loss) income	(69)	152	(15)	267
Interest expense	(21)	(29)	(39)	(59)
Equity in income of investment in unconsolidated affiliates	2	12	4	22
Fair value adjustments to Venator investment	4	(18)	(106)	58
Loss on early extinguishment of debt	-	-	-	(23)
Other income, net	7	4	17	9
(Loss) income from continuing operations before income taxes	(77)	121	(139)	274
Income tax benefit (expense)	13	(38)	6	(83)
(Loss) income from continuing operations	(64)	83	(133)	191
Income from discontinued operations, net of tax(3)	5	35	782	58
Net (loss) income	(59)	118	649	249
Net income attributable to noncontrolling interests, net of tax	(3)	(8)	(6)	(20)
Net (loss) income attributable to Huntsman Corporation	$(62)	$110	$643	$229

Adjusted EBITDA(1)	$54	$245	$219	$449
Adjusted net (loss) income(1)	$(30)	$108	$35	$193

Basic (loss) income per share	$(0.28)	$0.48	$2.90	$0.99
Diluted (loss) income per share	$(0.28)	$0.47	$2.90	$0.98
Adjusted diluted (loss) income per share(1)	$(0.14)	$0.47	$0.16	$0.83

Common share information:
Basic weighted average shares	220	231	221	232
Diluted weighted average shares	220	232	221	234
Diluted shares for adjusted diluted (loss) income per share	220	232	223	234

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions	2020	2019	(Worse)	2020	2019	(Worse)
Segment Revenues:
Polyurethanes	$730	$1,014	(28)%	$1,618	$1,938	(17)%
Performance Products	228	299	(24)%	520	599	(13)%
Advanced Materials	192	275	(30)%	433	547	(21)%
Textile Effects	102	215	(53)%	282	404	(30)%
Corporate and Eliminations	(5)	(19)	n/m	(13)	(35)	n/m

Total	$1,247	$1,784	(30)%	$2,840	$3,453	(18)%

Segment Adjusted EBITDA(1):
Polyurethanes	$31	$156	(80)%	$115	$280	(59)%
Performance Products	29	42	(31)%	87	87	0%
Advanced Materials	30	55	(45)%	78	108	(28)%
Textile Effects	(4)	28	n/m	16	50	(68)%
Corporate, LIFO and other	(32)	(36)	11%	(77)	(76)	(1)%

Total	$54	$245	(78)%	$219	$449	(51)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	June 30, 2020 vs. 2019
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(7)%	(2)%	(3)%	(16)%	(28)%

Performance Products	(7)%	(1)%	4%	(20)%	(24)%

Advanced Materials	3%	(3)%	1%	(31)%	(30)%

Textile Effects	1%	(1)%	(5)%	(48)%	(53)%

	Six months ended
	June 30, 2020 vs. 2019
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	(6)%	(2)%	0%	(9)%	(17)%

Performance Products	(5)%	(1)%	4%	(11)%	(13)%

Advanced Materials	1%	(2)%	1%	(21)%	(21)%

Textile Effects	(3)%	(1)%	(2)%	(24)%	(30)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted (Loss) Income
	EBITDA		Benefit (Expense)		Net (Loss) Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2020	2019	2020	2019	2020	2019	2020	2019
Net (loss) income	$(59)	$118			$(59)	$118	$(0.27)	$0.51
Net income attributable to noncontrolling interests	(3)	(8)			(3)	(8)	(0.01)	(0.03)
Net (loss) income attributable to Huntsman Corporation	(62)	110			(62)	110	(0.28)	0.47
Interest expense from continuing operations	21	29
Income tax (benefit) expense from continuing operations	(13)	38	$13	$(38)
Income tax expense from discontinued operations(3)	1	14
Depreciation and amortization from continuing operations	69	69
Depreciation and amortization from discontinued operations(3)	-	23
Business acquisition and integration expenses and purchase accounting inventory adjustments	8	-	-	-	8	-	0.04	-
EBITDA / Income from discontinued operations, net of tax(3)	(6)	(72)	N/A	N/A	(5)	(35)	(0.02)	(0.15)
U.S. tax reform impact on tax expense	-	-	-	3	-	3	-	0.01
Loss on sale of businesses/assets	1	-	-	-	1	-	0.00	-
Income from transition services arrangements	(5)	-	1	-	(4)	-	(0.02)	-
Fair value adjustments to Venator Investment(a)	(4)	18	-	-	(4)	18	(0.02)	0.08
Certain legal settlements and related expenses	4	-	(1)	-	3	-	0.01	-
Certain non-recurring information technology project implementation costs	1	-	-	-	1	-	0.00	-
Amortization of pension and postretirement actuarial losses	19	16	(4)	(4)	15	12	0.07	0.05
Restructuring, impairment and plant closing and transition costs	19	-	(3)	-	16	-	0.07	-
Plant incident remediation costs	1	-	-	-	1	-	0.00	-
Adjusted(1)	$54	$245	$6	$(39)	$(30)	$108	$(0.14)	$0.47

Adjusted income tax (benefit) expense(1)					$(6)	$39
Net income attributable to noncontrolling interests, net of tax					3	8
Adjusted pre-tax (loss) income(1)					$(33)	$155
Adjusted effective tax rate(4)					18%	25%
Effective tax rate					17%	31%

			Income Tax				Diluted Income
	EBITDA		Benefit (Expense)		Net Income		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2020	2019	2020	2019	2020	2019	2020	2019
Net income	$649	$249			$649	$249	$2.93	$1.07
Net income attributable to noncontrolling interests	(6)	(20)			(6)	(20)	(0.03)	(0.09)
Net income attributable to Huntsman Corporation	643	229			643	229	2.90	0.98
Interest expense from continuing operations	39	59
Income tax (benefit) expense from continuing operations	(6)	83	$6	$(83)
Income tax expense from discontinued operations(3)	239	19
Depreciation and amortization from continuing operations	136	136
Depreciation and amortization from discontinued operations(3)	-	46
Business acquisition and integration expenses and purchase accounting inventory adjustments	21	1	(3)	-	18	1	0.08	0.00
EBITDA / Income loss from discontinued operations, net of tax(3)	(1,021)	(123)	N/A	N/A	(782)	(58)	(3.53)	(0.25)
U.S. tax reform impact on tax expense	-	-	-	3	-	3	-	0.01
Impact of Switzerland income tax rate change	-	-	-	32	-	32	-	0.14
Gain on sale of businesses/assets	(1)	-	-	-	(1)	-	(0.00)	-
Income from transition services arrangements	(5)	-	1	-	(4)	-	(0.02)	-
Fair value adjustments to Venator Investment(a)	106	(58)	-	-	106	(58)	0.48	(0.25)
Loss on early extinguishment of debt	-	23	-	(5)	-	18	-	0.08
Certain legal settlements and related expenses	6	-	(1)	-	5	-	0.02	-
Certain non-recurring information technology project implementation costs	2	-	-	-	2	-	0.01	-
Amortization of pension and postretirement actuarial losses	37	33	(8)	(8)	29	25	0.13	0.11
Restructuring, impairment and plant closing and transition costs	22	1	(4)	-	18	1	0.08	0.00
Plant incident remediation costs	1	-	-	-	1	-	0.00	-
Adjusted(1)	$219	$449	$(9)	$(61)	$35	$193	$0.16	$0.83

Adjusted income tax expense(1)					$9	$61
Net income attributable to noncontrolling interests, net of tax					6	20
Adjusted pre-tax income(1)					$50	$274
Adjusted effective tax rate(4)					18%	22%
Effective tax rate					4%	30%

(a) Represents the changes in market value in Huntsman's remaining interesting in Venator.

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	June 30,	March 31,	December 31,
In millions	2020	2020	2019
Cash	$1,254	$1,594	$525
Accounts and notes receivable, net	835	1,027	953
Inventories	885	1,008	914
Other current assets	130	145	155
Current assets held for sale	-	-	1,208
Property, plant and equipment, net	2,457	2,357	2,383
Other noncurrent assets	2,565	2,327	2,182

Total assets	$8,126	$8,458	$8,320

Accounts payable	$610	$856	$822
Other current liabilities	767	784	462
Current portion of debt	650	134	212
Current liabilities held for sale	-	-	512
Long-term debt	1,527	2,049	2,177
Other noncurrent liabilities	1,248	1,252	1,311
Huntsman Corporation stockholders’ equity	3,181	3,243	2,687
Noncontrolling interests in subsidiaries	143	140	137

Total liabilities and equity	$8,126	$8,458	$8,320

Table 6 – Outstanding Debt

	June 30,	March 31,	December 31,
In millions	2020	2020	2019
Debt:
Revolving credit facility	$-	$-	$40
Accounts receivable programs	34	55	167
Term loan	103	101	103
Senior notes	1,969	1,950	1,963
Variable interest entities	53	58	65
Other debt	18	19	51

Total debt - excluding affiliates	2,177	2,183	2,389

Total cash	1,254	1,594	525

Net debt - excluding affiliates(5)	$923	$589	$1,864

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2020	2019	2020	2019
Total cash at beginning of period	$1,594	$444	$525	$340

Net cash provided by operating activities from continuing operations	85	217	45	177
Net cash (used in) provided by operating activities from discontinued operations(3)	(5)	87	(40)	96
Net cash (used in) provided by investing activities from continuing operations	(359)	(55)	1,152	(100)
Net cash used in investing activities from discontinued operations(3)	-	(9)	-	(18)
Net cash used in financing activities	(63)	(231)	(417)	(48)
Effect of exchange rate changes on cash	2	(4)	(11)	2

Total cash at end of period	$1,254	$449	$1,254	$449

Free cash flow from continuing operations(2):
Net cash provided by operating activities	$85	$217	$45	$177
Capital expenditures	(55)	(57)	(116)	(118)

Free cash flow from continuing operations	$30	$160	$(71)	$59

Taxes paid on sale of Chemical Intermediates Businesses	$8	$-	$10	$-
Adjusted free cash flow from continuing operations(6):	$38	$160	$(61)	$59

Supplemental cash flow information:
Cash paid for interest	$(35)	$(27)	$(40)	$(53)
Cash paid for income taxes	(19)	(54)	(55)	(68)
Cash paid for restructuring and integration	(9)	(2)	(14)	(11)
Cash paid for pensions	(26)	(18)	(46)	(39)
Depreciation and amortization	69	69	136	136

Change in primary working capital:
Accounts and notes receivable	$213	$(32)	$179	$(47)
Inventories	171	106	79	24
Accounts payable	(257)	(2)	(196)	(12)
Total change in primary working capital	$127	$72	$62	$(35)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in reconciliation of adjusted EBITDA to net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We do not provide reconciliations for adjusted EBITDA, adjusted net income (loss) or adjusted diluted income (loss) per share on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses and purchase accounting adjustments, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(2)	Management internally uses a free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. We have historically defined free cash flow as cash flows provided by operating activities and used in investing activities, excluding acquisition/disposition activities and including non-recurring separation costs. Starting with the quarter ended March 31, 2020, we updated our definition of free cash flow to a presentation more consistent with today’s market standard of net cash provided by operating activities less capital expenditures. Using our updated definition, our free cash flow for the years ended December 31, 2019, 2018, and 2017 were $382 million, $453 million, and $438 million, respectively. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the third quarter 2019, we entered into an agreement to sell our Chemical Intermediates and Surfactants businesses. Results from these businesses, including the associated gain on sale, was treated as discontinued operations until the completion of the sale on January 3, 2020.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate.

The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. We do not provide reconciliations for adjusted effective tax rate on a forward-looking basis because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, (a) business acquisition and integration expenses, (b) merger costs, and (c) certain legal and other settlements and related costs. Each of such adjustments has not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

(6)	Adjusted free cash flow is defined as free cash flow, as described above, adjusted by excluding the taxes paid in connection with the sale of our Chemical Intermediates and Surfactants Businesses. We believe that adjusted free cash flow provides a useful comparison from period to period because it excludes the impact of cash taxes unrelated to our operations. Additionally, the proceeds received from the sale of our Chemical Intermediates and Surfactants Businesses was classified as cash provided by investing activities and therefore was not factored into our free cash flow. As result, we believe the adjustment to exclude the taxes paid associated with this sale provides a meaningful measure of our free cash flow.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2019 revenues of approximately $7 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

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Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.